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                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

      This Form 10-KSB contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. All statements, other than statements of historical fact, regarding our financial position, potential, business strategy, plans and objectives for future operations are "forward looking statements". These statements are commonly identified by the use of such terms and phrases as "intends, "expects, "anticipates", "estimates", "seeks" and "believes". You are urged to note the description of our plans and objectives for future operations, assumptions underlying these plans and objectives and other forward-looking statements included in "Business" and "Management's Discussion And Analysis" of this Form 10-K. These descriptions and statements are based on management's current expectations. Our actual results may differ significantly from the results discussed in these forward-looking statements as a result of certain factors, including those set forth in this "Risk Factors" section and elsewhere in this prospectus.

Risks Relating to DME Interactive

We have incurred operating losses and anticipate additional losses

      Historically, we have incurred losses from operating activities. For the years ended December 31, 1999, December 31, 1998 and December 31, 1997, we had net losses of $845,336, $270,407 and $140,325, respectively. We expect to increase expenditures to expand marketing operations and to further develop our PLACES OF COLOR and Fan4Life online resource communities. These anticipated increases in operating expense levels and developmental costs will adversely affect operating results and we expect to continue to incur losses through at least the remainder of the current fiscal year. There can be no assurance that we can operate profitably and generate positive cash flow from operations in the future.

Our sources of capital may be insufficient to satisfy our plans for growth

      We believe existing working capital and anticipated cash from operating activities will be sufficient to allow us to meet demand for services during 2000. However, we cannot assure that our financial resources will be sufficient to fund operating expenses. Moreover, the development and implementation of our PLACES OF COLOR and Fan4Life online resource communities and the "Places of Color, Powered by CompuServe" service, and the expansion of our digital communications solutions business will require additional capital. Currently, we do not have

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sufficient working capital for that development and there can be no assurance that working capital will be available or will be adequate for that development. Furthermore, if developed, we cannot assure you that PLACES OF COLOR or Fan4Life will produce material revenue or operate profitably. If we are successful in our business plans, we may experience rapid growth and may require additional funds to support expanded operations. Our working capital requirements in the foreseeable future will depend on a variety of factors, including our ability to implement our business plan.

      We anticipate that a significant portion of anticipated capital requirements may be provided through the exercise of our publicly traded redeemable common stock purchase warrants (the "Warrants"), which are exercisable at the price of $5.75. The perceived value of the Warrants at any given time is related to the market price of our shares, which trade on the OTC Bulletin Board. Furthermore, we will be unable to accept the exercise price and issue the shares issuable upon exercise of the Warrants if we do not have an effective registration statement for such issuance. We intend to file such a registration statement in the near future, but there can be assurance when, if at all, such a registration will be effective. If we are unable to obtain anticipated financing through the exercise of Warrants, we cannot assure you that we will be able to successfully implement our plans for expansion or meet our working capital requirements.

      While we are exploring a number of options in order to secure alternative financing, if our business required additional capital, we cannot assure you that we will be able to successfully obtain additional financing, or that financing will be available when needed or on terms acceptable to us. We do not have any commitments for additional financing. Our ability to obtain additional capital may be dependent on market conditions, the national economy and others factors outside our control. If adequate funds are not available or are not available at acceptable terms, our ability to finance its expansion, develop or enhance services or respond to competitive pressures would be significantly limited. The failure to secure necessary financing would have a material adverse effect on our business, prospects, financial condition and results of operations.

Our limited operating history makes evaluating for business difficult

      We commenced operations in 1995 through Digital Mafia, our predecessor. Accordingly, you can only evaluate our business based on our limited operating history. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond our control. As a result of our limited operating history, our plans for growth and the emerging nature of the markets in which we compete, we believe that quarter-to-quarter comparisons of our results of operations for preceding quarters are not necessarily meaningful. You should not rely upon them as indications of future performance. The uncertainty of our future performance and the uncertainties of our operating in a new and expanding market increase the risk that the value of your investment will decline.

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Our future success is uncertain because we are an early stage company

      Because we are in an early stage of development, we are subject to the risks that we will fail to implement our business plan and strategy successfully and we will need to revise our business plan and strategy should industry conditions and competition change. These risks are even greater because we are operating in a new and rapidly evolving market. We cannot assure you that we will be successful in addressing these risks. If we are not successful in addressing these risks, our business, prospects, results of operations and financial condition will be materially adversely affected.

There can be no assurance of the development of our PLACES OF COLOR and Fan4Life online resources communities

      We intend to develop PLACES OF COLOR into a major online resource for African-Americans and Latino-Americans. In conjunction with that development, we, along with CompuServe Interactive Services, Inc. ("Compuserve"), intend to develop "Places of Color, Powered by CompuServe" into a leading Internet service provider for the urban minority market. Fan4Life will be an online resource community providing direct links to entertainers and athletes who represent the urban culture. We have not yet been a provider of content for or access to the Internet. You should evaluate the PLACES OF COLOR and Fan4Life chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond our control. These risks and difficulties include our ability to: attract a large audience of users to our websites, increase awareness of our tradenames, strengthen user loyalty, offer compelling content, services and e-commerce opportunities, maintain our current and develop new affiliate relationships, attract a large number of advertisers who desire to reach our users, respond effectively to the offerings of competitive providers of content of interest to the urban minority market, continue to develop and upgrade our technology, and attract, retain and motivate qualified personnel.

Development and success of the PLACES OF COLOR online resource community will require dependence on third parties.

      In order to make our PLACES OF COLOR online resource community more attractive to consumers and advertisers, we will have to enter into agreements with third party content providers. There can be no assurance that we will be able to enter into agreements with attractive content providers on reasonable terms, if at all, that such providers will not terminate the provision of content on short notice, or that such agreements will result in any revenue or customer traffic for our web sites.

      The success of PLACES OF COLOR and the Places of Color, Powered by Compuserve is also dependent on the Compuserve and the Strategic Agreement that we entered into with

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Compuserve on February 2, 2000. Pursuant to that agreement, we will depend on
Compuserve for virtually all of our technical support and hosting services for PLACES OF COLOR. Additionally, the success PLACES OF COLOR will be dependent on the success of the "Places of Color, Powered by Compuserve" service to provide users access and encourage them to utilize the PLACES OF COLOR online resource community. The Strategic Agreement is for a term of eighteen (18) months and is terminable sooner for a number of reasons, such as our breach. Failure of Compuserve to perform in accordance with the Strategic Agreement, or the termination of such agreement, would have a material adverse effect on the PLACES OF COLOR online resource community.

Failure by third-party suppliers to provide software and hardware components will affect our business.

      The performance of PLACES OF COLOR and Fan4Life will depend on the Internet and third parties for access to client products and services, including CompuServe, Internet service providers, Internet backbone providers and Web browsers. Users may experience difficulties due to system failures unrelated to our systems and services. If the Internet were to become regularly unavailable for many hours at a time, or its ability to handle traffic loads deteriorate enough to cause frequent unavailability or very slow response times, there would be less traffic to the PLACES OF COLOR and Fan4Life online resource communities and the perception of its quality could suffer.

      Portions of our business are dependent upon the availability and adequacy of systems, such as servers, operated by us and others. Such systems may fail due to technical malfunction, fire, flood or other causes. We have limited backup systems and redundancy designed into our systems, a portion of which is based upon third-parties equipment. In addition, as the amount of web pages of traffic increases, there can be no assurance that we will be able to expand and scale our systems proportionately. To improve performance and prevent disruptions in our operations, we may have to make substantial investment to deploy additional servers, or one or more copies of our, or our clients, websites to mirror existing online resources. Our failure to successfully address these issues could have a material adverse effect on our business, prospects, results. operations and financial condition.

Our efforts to raise awareness of our tradenames may not be successful, which may limit our ability to expand our client base and attract acquisition candidates and employees

      We believe that building awareness of our tradenames, Digital Mafia, DME Interactive, Fan4Life and Places of Color, is critical for attracting clients and employees to our digital communications solutions business. If we do not continue to build awareness of our tradenames on a national basis, we may not be able to affect our strategy. We also believe that reputation and name recognition will grow in importance as the number of companies competing in the market for

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digital communications solutions increases. Promotion and enhancement of our names will depend largely on our success to provide high quality, reliable and cost-effective services. If clients do not perceive our services as meeting their needs, or if we fail to market our services effectively, we will be unsuccessful in maintaining and strengthening our brands. If we fail to promote and maintain our brands, or incur excessive expenses to do so, our business, prospects, results of operations and financial condition will materially suffer.

We do not have long-term contracts with our interactive service clients

      Our clients generally hire us for at least a one year assignment, which includes hosting and maintenance of the web development solution, but such agreements generally allow our clients to terminate the agreement without penalty and with relatively short notice. Once an assignment is completed there can be no assurance that a client will engage us for further services. As a result, a client that generates substantial revenue for us in one period may not be a substantial source of revenue in a subsequent period. In addition, our clients generally have the right to terminate their relationships with us without penalty and with relatively short notice. The termination of our business relationships with any of our significant clients, or a material number of clients, could adversely affect our future financial performance.

If we fail to accurately estimate costs in fixed-price assignments, our operating results may be adversely affected

      In the fiscal year ended December 31, 1999, approximately 60% of our revenues were derived from fixed-price assignments. If we fail to estimate costs accurately, control costs during performance of a fixed-price assignment, anticipate technical problems or obtain a fee adjustment in the event that we underestimate costs, our future financial performance could be adversely affected. We recognize revenues from assignments based on our estimate of the percentage of each assignment completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, we report for periods during which we are working on an assignment may not accurately reflect the final results of the assignment and we would be required to record an expense for such period equal to the amount by which our revenues were previously overstated.

We may be liable to our clients for damages

      Many of our engagements involve the development, implementation and maintenance of marketing programs that are critical to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the marketing programs we provide for our clients may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or

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use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages, which could adversely affect our future operating performance.

We may be held liable for information retrieved from our online resource community

      Because our services can be used to download and distribute information to others, there is a risk that claims may be made against us for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of such material, such as violation of censorship laws. Although we carry general liability insurance, our insurance may not cover potential claims of this type, or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by our insurance or is in excess of our insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

Variability of our operating results may impact our stock price

      Our operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, many of which are outside of our control, including:

   X  timing of new projects;

   X  reductions, cancellations or completions of major projects;

   X  the loss of significant clients;

   X  changes in pricing by us or our competitors;

   X  employee utilization rates;

   X  changes in personnel;

   X  costs related to expansion of our business;

   X  increased competition; and

   X marketing budget decisions by our clients.

      As a result of these fluctuations, we believe that period-to-period comparisons of our operating results cannot be relied upon as indicators of future performance. In some quarters our operating results may fall below the expectations of securities analysts and investors due to any of

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the factors described above. In such event, the trading price of the common stock would likely decline.

      We also expect to experience some variation in operating results throughout the year which results in part from the marketing communications spending patterns and business cycles of our clients, and from marketing communications spending patterns in general. Our revenues may be higher during the second half of our fiscal year as our clients prepare marketing campaigns for products and services launched in anticipation of the holiday season. We expect this variation in operating results to continue in the future.

Continued growth of our business will place increased demands on our systems and resources and may impact our operating results

      The expansion of our business and customer base has placed increased demands on our management, operating systems, internal controls and financial and physical resources. Our continued growth, if any, may further strain existing management and human resources in particular, affecting our ability to attract and retain talented personnel. Consequently, we may be required to increase expenditures to hire new employees, open new offices and invest in new equipment or make other capital expenditures. Any failure to expand any of the foregoing areas in an efficient manner could adversely affect our business. There also can be no assurance that we will be able to sustain the rates of growth that we have experienced in the past.

We depend on certain clients for a substantial portion of our revenue.

      In 1999, our largest customer accounted for 17% of our total revenue and our top 5 customers accounted for 54% of revenue. We do not have long term contracts with these clients and are often retained only for short term development projects. There can be no assurance that these customers will continue to utilize us for digital communication solutions services. The loss of these or other important clients, if not replaced with other clients, would have a material adverse effect on our business, prospects, results of operations and financial condition.

We may experience difficulty in the recruitment and retention of qualified professionals

      Our business is labor intensive and therefore our success depends in part on our ability to identify, hire, train and retain qualified professionals who can provide the technical, marketing, Internet strategy and creative skills required by our clients. There is currently a shortage of such professionals and other technically skilled employees and this shortage is likely to continue in the foreseeable future. We compete intensely for qualified personnel with other companies and we cannot assure you that we will be able to attract, assimilate or retain other highly qualified technical, marketing and managerial personnel in the future. The failure to attract and retain the necessary

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technical, marketing and managerial personnel would have a material adverse effect on our business, prospects, results of operations and financial condition.

The developing market for our digital communications solutions is subject to uncertainties

      The market for digital communications solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. Demand for and market acceptance of recently introduced services are subject to a high level of uncertainty and are dependent on a number of factors, including:

   X the growth in consumer access to and acceptance of new interactive technologies, such as the internet, online services and corporate intranets;

   X the development of technologies that facilitate interactive communication between organizations and targeted audiences; and

   X our ability to anticipate such technologies and incorporate them into our services in a timely fashion.

      Significant issues concerning the commercial use of these technologies remain unresolved, and may have a negative impact on the growth of marketing activities that utilize these technologies. Such significant issues include security, privacy, reliability, cost, ease of use and quality of service. In addition, no standards have yet been widely accepted for the measurement of the effectiveness of interactive services, and there can be no assurance that such standards will develop sufficiently to support digital communications solutions services as a significant marketing medium. There can be no assurance that the market for interactive services will continue to grow, that demand for our services will continue or that individual personal computer users in business or at home will continue to use the Internet or other interactive media for commerce and communication. If the market for digital communications solutions develops more slowly than we expect, or if our services do not continue to achieve market acceptance, our future operating performance could be materially adversely affected.

Our business depends on continued growth in use and improvement of the Internet

      Because we are in the business of providing digital communications solutions, our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced certain outages

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and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. There can be no assurance that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, or that the Internet will be a viable commercial medium for advertisers.

Our success relies on Internet advertising and sponsorship activities and e-Commerce, which may not be as effective or profitable as traditional marketing media and sales methods.

      Our future is highly dependent on increased use of the Internet as an advertising and e-commerce medium. Many of our digital communication solution clients and use the Internet as a means of advertising or creating Web-sites in which they expect to receive advertising or sales revenue. We expect our PLACES OF COLOR and Fan4Life online resource communities to derive a substantial amount of revenue from advertising and sponsorships. Many of our potential advertisers have little or no experience advertising on selling over the Internet and have allocated only a limited portion of their advertising budgets to Internet advertising. Furthermore, our agreement with CompuServe prohibits us from including certain types of advertisements for certain products on our PLACES OF COLOR web site.

   X Online advertising is an unproven business and our ability to generate and maintain significant advertising revenue will depend, among other things, on:

   X Advertisers' acceptance of the Internet as an effective and sustainable advertising medium;

   X the development of a large base of users of our portal network possessing demographic characteristics attractive to advertisers;

   X our ability to contract with a diverse group of advertising affiliates with traffic patterns and user demographics that are attractive to advertisers; and

   X the effectiveness of our advertising delivery, tracking and reporting systems.

      If the market for Internet advertising and commerce fails to develop or develops more slowly than we expect, then our ability to generate revenue would be materially adversely affected.

      Various pricing models are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard, thereby making it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising.

      Furthermore, the development of Web software that blocks Internet advertisements before they appear on a user's screen may hinder the growth of online advertising. The expansion of ad

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blocking on the Internet may decrease our revenues because when an ad is blocked, it is not downloaded from our ad server, which means that such advertisements are not tracked as a delivered advertisement. In addition, advertisers may choose not to advertise on the Internet and on our advertising network because of the use of the Internet advertisement blocking software. The use of Web software that blocks Internet advertisements may materially and adversely affect our business.


Consumers' concerns about privacy on the Internet may adversely affect our business

      A feature of the services we provide to some of our clients is the ability to develop and maintain individual user profiles to measure the effectiveness of digital marketing programs and to determine the nature of the content to be provided to particular customers. We also intend to use this on our web sites. Profile information is often captured when consumers visit a site on the Internet and volunteer information in response to questions or other forms of solicitation concerning their backgrounds, interests and preferences. These profiles may be used by our clients to manage the distribution and frequency as well as the content of advertising placement. We also intend to use this information to demonstrate that our online resource communities will reach a demographically similar group of consumers that can be effectively targeted by advertisers.

      However, privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. Moreover, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of the Internet as a means of commerce and marketing. Privacy concerns would be heightened by legislative or regulatory requirements that mandate notification to Internet users that the data captured on certain Internet sites may be used by marketing entities to address product promotion and advertising to that user. While we are not aware of any such legislation or regulatory requirements in the United States, no assurance can be given that they will not be adopted. To the extent we are unable to collect demographic information, it may hurt our ability to market our on-line resource community to advertisers as having a demographically similar audience. If the privacy concerns of consumers are not adequately addressed, our future operating performance could be materially and adversely affected.

We operate in a rapidly changing, highly competitive environment with low barriers to entry

      The digital communications solutions business is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition to persist, intensify and increase in the future. Most of our competitors have longer operating histories, larger existing customer bases, longer relationships with clients and significantly greater financial, technical and marketing resources than we have.

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      There are relatively low barriers to entry into our business. We rely on the skill of our personnel and the quality of our client service. We have no patented technology that would preclude or inhibit others from competing with. We expect to face additional competition from new entrants into the market in the future. We cannot assure you that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

We depend on our key management personnel for our future success

      We rely on our key management personnel, including Darien Dash, our Chief Executive Officer, Andre McKoy, our Executive Vice President of Finance, Accounting and Administration, and Kathleen McQuaid Packard, Senior Vice President of Production. DME Interactive has written employment agreements with these employees, but those agreements are terminable upon certain events, including, in the case of Mr. McKoy and Ms. Packard, thirty days notice. We believe that our future success will depend upon our ability to attract and retain additional highly skilled personnel. If any of our officers or key employees leave our employ, it could have material adverse effect on our business, prospects on results of operations. Additionally, the Strategic Agreement with CompuServe provides that CompuServe may terminate the agreement if Mr. Dash is no longer one of our senior officers.

We are controlled by a single stockholder

      Our Chairman and Chief Executive Officer, Darien Dash, owns approximately 44.8% of our outstanding shares of shares and has voting control over approximately 53.9% of the shares. when taking into account shares of family members and other entities for whose shares he has a voting proxy. Therefore, he will have the power to control the election of our directors, influence the appointment of new management and control the approval of any other action requiring the approval of our stockholders, including any amendments to our Certificate of Incorporation and mergers or sales of all of our assets. In addition, without the consent of Mr. Dash, we could be prevented from entering into certain transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the price at which the common stock trades.

Any future acquisitions we make of companies or technologies, or strategic relationships that we may establish, may result in disruptions to our business and/or the distraction of our management, due to difficulties in assimilating acquired personnel and operations.

      We may acquire or make investments in complementary businesses, technologies, services or products or enter into strategic relationships if appropriate opportunities arise. From time to time

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we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies, and we regularly engage in discussions and negotiations in the ordinary course of our business for the establishment of strategic relationships. Some of those discussions also contemplate the other party making an investment in our company. We cannot assure you that we will be able to identify future suitable acquisition, investment, or strategic partnership candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions, investments or strategic relationships on commercially acceptable terms or at all. If we acquire, invest in or receive an investment from another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for such future transaction. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material transaction.

Changes in government regulation could adversely affect our business

      The digital communications industry is subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising. We must comply with Federal Trade Commission regulations governing the marketing of products and services and similar state regulations. In addition, there has been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. There can be no assurance that we will not be subject to claims against us or our clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on our future operating performance.

      Due to the increasing popularity and use of the Internet, any number of state, federal, or foreign, international laws and regulations may be adopted regarding pricing, acceptable content, taxation and quality of products and services. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, or could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance.

There is uncertainty regarding how new or existing tax laws may effect our business and our industry and any changes to these laws may adversely affect our business.

      There is currently significant uncertainty as to whether or how existing laws governing sales and other taxes apply to the Internet and commercial online services. In addition, one or more states could seek to impose additional income tax obligations on out-of-state companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at

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state and local levels that could impose these taxes on the sale or products and services online and the income derived from these sales. These proposals, if adopted, could remove a significant advantage of online commerce versus other forms of commerce. These taxes could result in an increase in tax expense for us. More significantly, these taxes could hamper the growth of commerce on the Internet, limiting the number of potential customers, strategic partners and advertisers available to us. Therefore, additional taxes could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our predecessor operations may expose us to liabilities that could adversely affect our operating results

      Until June of 1999, we were engaged in the business of leasing and selling automobiles. Those operations were conducted through two subsidiaries that were sold in June of 1999. However, to the extent that any operations were conducted directly by DME or if DME guaranteed the obligations of such subsidiaries, then DME may be subject to liabilities unrelated to its existing operations. Management is not aware of any such liabilities and would be entitled for indemnification from Pride, Inc., the purchaser of the two subsidiaries, if such liabilities arose. However, there can be no assurance that DME will not have liabilities related to its predecessor operations that would have a material adverse effect on its financial condition.

Risks related to the Trading Market for our Common Stock

Market volatility may impact or share price

      The stock market in general, and the market for technology-related stocks in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

There is no assurance of established public trading market for our common stock

      Although our common stock trades on the OTC Bulletin Board, there can be no assurance that a regular trading market will be sustained. The OTC Bulletin Board is an inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Furthermore, the NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The intent of the change is to make reliable and current financial and other information about issuers available to the investing public.

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Additional changes to the OTC Bulletin Board have been proposed, which if and when implemented will require broker-dealers and market makers to review current information about an issuer before making recommendations to a customer in the security, and to provide certain disclosure information on the trade confirmation for all customer transactions. The effect on the Bulletin Board of these rule changes can not be determined at this time. In the event our common stock is not included on the OTC Bulletin Board and does not qualify for Nasdaq, quotes for the securities may be included in the "pink sheets" for the over-the-counter market.

"Penny Stock" regulations impose certain restrictions on marketability of securities

      The Securities and Exchange Commission ("SEC") has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. A security of an issuer that meets certain minimum financial requirements would also be excluded from the definition of "penny stock" (generally, with net tangible assets in excess of $2 million or $5 million, respectively, depending upon whether the issuer has been continuously operating for less or more than three years, or "average revenue" of at least $6 million for the last three years.)

      As long as we do not meet the financial requirements, and our common stock is trading at less than $5.00 per share on the OTC Bulletin Board, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors (generally, investors with a net worth in excess of $1,000,000 or an individual annual income exceeding $200,000, or, together with the investor's spouse, a joint income of $300,000). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our common stock and may limit your ability to sell our common stock in the secondary market.

Substantial sales of Common Stock eligible for resale could adversely affect our stock price

      Sales of a substantial number of shares of our Common Stock could adversely affect the

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market price of our common stock by introducing a large number of sellers to the market. Given the volatility and lack of established market that exists for our shares, such sales could cause the market price of our common stock to decline.

      As of the date of this filing, we have outstanding 25,964,666 shares of Common Stock, of which 3,210,850 shares are freely trading without restriction under the Securities Act of 1933, as amended (the "Securities Act"), and 22,753,816 of which may be sold subject to the provisions of Rule 144 or another exemption under the Securities Act. Generally, the shares of Common Stock subject to the act may be sold commencing within one year of issuance (and therefore less than one year from the date hereof), provided that 14,000,000 of such shares have been issued to our officers and directors and therefore are subject to the volume limitations of Rule 144. Additionally, 2,595,000 shares are issuable upon exercise of our public traded common stock purchase warrants, 4,000,000 shares are issuable upon exercise of warrants issued to America Online, Inc. in connection with a Strategic Agreement, and 500,000 shares are issuable upon exercise of a warrant granted in connection with our 2000 private placement. All of these warrants are subject to agreements requiring us to register the shares of common stock issuable upon exercise. Another 1,204,500 shares are to be issued pursuant to currently outstanding options granted to our employees.

Our charter documents and Delaware law may inhibit a takeover that stockholders may consider favorable.

      Provisions in our charter and by-laws, particularly the authorization for the board of directors to issue preferred stock, may have the effect of preventing or delaying a change in control or changes in our management that our stockholders may consider favorable or beneficial. This could have the result of preventing stockholders from being paid a premium over the market value of the shares of common stock or causing a decline in the market price of the common stock.

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